EXHIBIT INDEX

77D.  POLICIES WITH RESPECT TO SECURITY INVESTMENTS

On December 20, 2001, the Board of Trustees approved changes to the Registrant's investment policies in accordance with new SEC Rule 35d-1 of the Investment Company Act of 1940. Listed below are the Fund's new investment policies, which became effective February 1, 2002:

BOND FUND. The Fund invests primarily, under normal circumstances, in bonds (at least 80% of net assets). Bonds include mortgage-related securities, asset-backed securities, government securities and corporate debt securities. Shareholders will be provided with at least 60 days' prior notice of any change in this policy.

INTERMEDIATE TERM GOVERNMENT INCOME FUND. The Fund invests primarily, under normal circumstances, in U.S. Government securities (at least 80% of net assets), including mortgage-related U.S. Government securities. Shareholders will be provided with at least 60 days' prior notice of any change in this policy.

SHORT TERM GOVERNMENT INCOME FUND. The Fund invests primarily (at least 80% of net assets), under normal circumstances, in securities issued by the U.S. Government or its agencies, including mortgage-related U.S. Government securities. Shareholders will be provided with at least 60 days' prior notice of any change in this policy.

INSTITUTIONAL GOVERNMENT INCOME FUND. The Fund invests primarily (at least 80% of net assets), under normal circumstances, in securities issued by the U.S. Treasury or agencies of the U.S. Government, including mortgage-related U.S. Government securities. Shareholders will be provided with at least 60 days' prior notice of any change in this policy.

HIGH YIELD FUND. The Fund invests primarily, under normal circumstances, in non-investment grade debt securities (at least 80% of net assets). Shareholders will be provided with at least 60 days' prior notice of any change in this policy.

MONEY MARKET FUND. The Money Market Fund is already in compliance with Rule 5d-1, therefore no changes were proposed for the Fund.

A copy of the proposal to change the Registrant's investment policies provided to the Board of Trustees is attached.





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